Exhibit 99.1

The Trade Desk Announces Closing of Initial Public Offering and

Full Exercise of the Underwriters’ Option to Purchase Additional Shares

LOS ANGELES, CA — (September 26, 2016) — The Trade Desk, Inc. (NASDAQ : TTD), a provider of a global technology platform for buyers of advertising, today announced the closing of its initial public offering of 5,366,667 shares of Class A common stock, inclusive of the full exercise of the underwriters’ option to purchase an additional 700,000 shares of Class A common stock from selling stockholders, at a purchase price of $18.00 per share.

The Trade Desk estimates its net proceeds from the offering to be approximately $74.1 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Trade Desk did not receive any proceeds from the sale of shares by the selling stockholders. The shares began trading on The NASDAQ Global Market on September 21, 2016, under the symbol “TTD”.

Citigroup, Jefferies and RBC acted as joint book-running managers for the offering. Needham & Company and Raymond James acted as co-managers.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on September 20, 2016. The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; or Jefferies LLC, Attention Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388 or by email at Prospectus_Department@jefferies.com; RBC Capital Markets, LLC, Attention Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com.

About The Trade Desk

The Trade Desk is a technology company that empowers buyers of advertising. The Trade Desk provides a self-service platform that enables ad buyers to manage data-driven digital advertising campaigns using their own teams across various advertising formats, including display, video, and social, and on a multitude of devices, including computers, mobile devices, and connected TV.

Headquartered in Ventura, California, The Trade Desk has offices across the United States, Europe, and Asia.